Securities and Exchange Commission
100 F Street, N.E.
Washington, DC
20549

September 10, 2013

Commissioners:

We have read the statements made by FX Energy, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of FX Energy, Inc. dated September 5, 2013.  We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,
PricewaterhouseCoopers LLP